Registration No. 333-________


    As filed with the Securities and Exchange Commission on February 19, 1998
 -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D. C. 20549
                             ----------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------

                      GLOBAL TELEMEDIA INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

   Delaware                                                   64-0708107
(State or other                                             (I.R.S. Employer
jurisdiction of                                           Identification Number)
incorporation or
organization)
                               1121 Alderman Drive
                                    Suite 200
                            Alpharetta, Georgia 30202
                                 (770) 667-6088

               (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                             SHARES OF COMMON STOCK
                                       AND
                              STOCK OPTIONS ISSUED
                          TO EMPLOYEES AND CONSULTANTS
                          ----------------------------
                              (Full title of plan)

                               Roderick A. McClain
                             Chief Executive Officer
                      Global TeleMedia International, Inc.
                          1121 Alderman DriveSuite 200
                            Alpharetta, Georgia 30202
                                 (770) 667-6088


              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)
               --------------------------------------------------

                                   Copies to:

                               Matthias & Berg LLP
                             1990 South Bundy Drive
                                    Suite 790
                          Los Angeles, California 90025
                           Attn: Jeffrey P. Berg, Esq.
                              Phone (310) 820-0083
                               Fax (310) 820-8313

(Registration Statement cover page continued)


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
Title of Each Class of            Amount to be        Proposed Maximum             Proposed        Amount of
Securities to be Registered       Registered(1)       Offering Price per Share(1)  Maximum         Registration
                                                                                   Aggregate       Fee(2)
                                                                                   Offering
                                                                                   Price(1)
===================================================================================================================
Common Stock, par value $0.004
per share                             4,300,215             $0.12                   $516,025.80      $152.24
===================================================================================================================






----------------------------------

(1) Estimated solely for the purpose of calculating the registration fee based upon the exercise price of the options granted with respect to the shares of Common Stock registered in connection with this Registration Statement.

(2) Pursuant to General Instruction E, the registration fee paid in connection herewith is based on the maximum aggregate per share exercise price of the shares of Common Stock covered by this registration statement.

                                 USE OF PROCEEDS

     The Company will not receive any of the net proceeds from the shares of Common Stock to be offered by the Selling Stockholders, all of which net proceeds will be received by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     The shares of the Company's Common Stock offered hereby by the Selling Stockholders may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the shares of Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of Common Stock may be deemed to be underwriters and any profit on the sale of shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). At the time a particular offer of shares is made, to the extent required by applicable law, an amendment to this Registration Statement will be distributed which will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters, dealer-agents, any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The shares of Common Stock may be sold from time to time in one or more transactions at a fixed offering price which may be changed or at varying prices determined at the time of sale or negotiated prices.

     The Company has paid all of the expenses incident to the offering of the shares of the Common Stock offered by the Selling Stockholders, other than commissions and discounts of underwriters, dealers or agents.

                              SELLING STOCKHOLDERS

     This Registration Statement relates to up to 4,300,215 shares of Common Stock which have been or may be acquired by the Selling Stockholders from time to time through the exercise of certain options to purchase up to 4,300,215 shares of Common Stock granted as compensation. The following table sets forth certain information with respect to the Selling Stockholders, some of whom may be deemed to be "affiliates" of the Company, as such term is defined in Rule 405 of the Securities Act, as of the date of this Registration Statement, as follows: (i) the name and position with the Company within the past three (3) years of each Selling Stockholder; (ii) the number of shares of Common Stock beneficially owned by each Selling Stockholder (including shares obtainable under options exercisable within sixty (60) days of such date); (iii) the number of shares of Common Stock being offered hereby, and (iv) the number and percentage of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Stockholder before and after completion of the sale of Common Stock being offered hereby. There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

                            No. of Shares                      No. of Shares
                            Beneficially      No. of Shares     Beneficially
Name                        Owned Before      to be Offered     Owned After                 Percent#
of Beneficial Owner           Offering#        for Resale         Offering*      Before Offering   After Offering*
-------------------------------------------------------------------------------------------------------------------
Jeffrey Good                    143,750           143,750              0                **               0
Paul Graham                      41,667            41,667              0                **               0
Tim Timmons                      83,333            83,333              0                **               0
Kenneth Cornell                 200,000           200,000              0                **               0
Scott Matchan                   298,199           298,199              0                **               0
Donald Buzzelli                  68,097            68,097              0                **               0
C. Ray Tanner                    49,687            49,687              0                **               0
Michael Patey                    75,677            75,677         25,194                **               0
Bette Hicks                      66,667            66,667              0                **               0
James Connell                   500,000           500,000              0              2.01%              0
Howard Jenkins                1,750,000         1,750,000              0              6.69%              0
Michael Casida                1,048,333         1,048,332              0              4.12%              0


     As of February 17, 1998, there were issued and outstanding 24,398,267 shares of Common Stock.


# Pursuant to the rules of the Securities and Exchange Commission (the "Commission"), shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

* Assumes the exercise in full and sale of all the Shares registered for reoffer and resale pursuant to this Registration Statement.

**   Less than 1%.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1:  Plan Information.

     The information required by Part I is included in documents to be sent or given to the participants.

ITEM 2:  Registration Information and Employee Plan Annual Information.

     Upon written or oral request, Global TeleMedia International, Inc., a Delaware corporation (the "Registrant") will provide, without charge, a copy of all documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) Prospectus, and all other documents required to be delivered to employees pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). All requests should be made to Global TeleMedia International, Inc., Roderick A. McClain, Chief Executive Officer, 1121 Alderman Drive, Suite 200, Alpharetta, Georgia 30202, tel. no. (770) 667-6088.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3:  Incorporation of Documents by Reference.

     The following documents, which are on file with the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by reference:

          (a) Annual Report on Form 10-KSB for the year ended December 31, 1996.

          (b) Quarterly Report on Form 10-QSB for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997.

          (c) Report on Form 8-K, dated February 17, 1998

          (d) The description of the Common Stock which is contained in the registration statements filed under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Section 13(a), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

ITEM 5.  Interests of Named Experts and Counsel.

     Not applicable.

ITEM 6.  Indemnification of Directors and Officers.

     The Registrant's Certificate of Incorporation generally provide for the maximum indemnification of a corporation's officers and directors as permitted by law in the State of Delaware. Delaware law empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense. Any indemnification under this section, unless ordered by a court or advanced pursuant to this section, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     The certificate of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to this section or for the advancement of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ITEM 8:  Exhibits

4.1         Form of Stock Option Agreement between the Registrant and Optionee
5.1         Opinion of Matthias & Berg LLP
24.1        Consent of Matthias & Berg LLP (included in Exhibit 5.1)
24.2        Consent of Tauber & Balser, P.C.

ITEM 9:  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on From S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

     (2) That, for determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officers or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alpharetta, Georgia, on February 17, 1998.

                                GLOBAL TELEMEDIA INTERNATIONAL, INC.



                                By: /s/ Roderick A. McClain
                                    --------------------------------------------
                                    Roderick A. McClain, Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                               Capacity in Which Signed                    Date
         ---------                               ------------------------                    ----

/s/ Roderick A. McClain                      Chief Executive Officer and
-----------------------------------          Director (Principal Executive Officer)      February 17, 1998
Roderick A. McClain



/s/ Herbert S. Perman                        Director                                    February 17, 1998
-----------------------------------
Herbert S. Perman



/s/ Geoffrey F. McClain                      Director                                    February 17, 1998
-----------------------------------
Geoffrey F. McClain



/s/ Terry A. Huetter                         Chief Financial Officer
-----------------------------------          (Principal Financial Officer
Terry A. Huetter                             and Principal Accounting Officer)           February 17, 1998

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roderick A. McClain and Terry Huetter, or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each end every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                               Capacity in Which Signed                    Date
         ---------                               ------------------------                    ----

/s/ Roderick A. McClain                      Chief Executive Officer and
-----------------------------------          Director (Principal Executive Officer)      February 17, 1998
Roderick A. McClain



/s/ Herbert S. Perman                        Director                                    February 17, 1998
-----------------------------------
Herbert S. Perman



/s/ Geoffrey F. McClain                      Director                                    February 17, 1998
-----------------------------------
Geoffrey F. McClain



/s/ Terry A. Huetter                         Chief Financial Officer
-----------------------------------          (Principal Financial Officer
Terry A. Huetter                             and Principal Accounting Officer)           February 17, 1998

                                  EXHIBIT INDEX


Document        Description of Document
--------        -----------------------

4.1 Form of Stock Option Agreement between the Registrant and Optionee
5.1             Opinion of Matthias & Berg LLP
24.1            Consent of Matthias & Berg LLP (included in Exhibit 5.1)
24.2            Consent of Tauber & Balser, P.C.